Exhibit 10.35

March 25, 2002

(Sent via Fax (714-573-3494)

Larry Batina
Chief Financial Officer and Chief Operating Officer
Naturade, Inc.
14370 Myford Rd.
Irvine, CA 92606

Re: Waiver

Dear Larry,

Agreement: The Credit and Security Agreement signed and dated January 27, 2000 and amended.

        Wells Fargo Business Credit, Inc. has decided to waive our default rights through December 31, 2001 under the Agreement with respect to the breach of Section 6.12 and 6.13, Minimum Book Net Worth Plus Subordinated Convertible Debt and Minimum Net Income.

        For waiving the above covenants Wells Fargo Business Credit, Inc. will charge Naturade $1,000.

        Please note, that the above waiver applies only to the specific instance described above. It is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement.

        Except as expressly stated in this letter, we reserve all of the rights, powers and remedies available to us under the Agreement and any other contracts or instruments signed by you, including the right to cease making advances to you and the right to accelerate any of your indebtedness, if any subsequent breach of the same provision or any other provision of the Agreement should occur.

Sincerely,

/s/ Tom Makowski

Tom Makowski
Portfolio Manager
Wells Fargo Business Credit, Inc.